SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

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                                     FORM 8-K


            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported):  March 2, 1998


                        GREEN MOUNTAIN POWER CORPORATION
            (Exact Name of Registrant as Specified in its Charter)


        	   VERMONT                               03-0127430
(State or Other Jurisdiction of       (I.R.S. Employer Identification Number)
 Incorporation)

                                   1-8291
                            Commission File Number


    25 Green Mountain Drive,
    South Burlington, Vermont                              05403
 (Address of Principal Executive Offices)               (Zip Code)





                                (802) 864-5731
                       (Registrant's telephone number,
                            including area code)


Item 5.  Other Events


     On March 2, 1998, the Vermont Public Service Board ("VPSB") released its Order in the Company's pending rate case. The VPSB ordered the Company's rates increased by 3.61%, increasing annual revenues by $5.6 million. The Company had sought in its final submissions to the VPSB an increase of $22 million in revenue to cover increased cost of service.

     Approximately $11 million of the reduction of the Company's revenue request resulted primarily from the VPSB's modification of the Company's calculation of rate base, the exclusion of future capital projects from rate base, various cost of service reductions in areas of payroll and operations and maintenance, and a reduction in the requested allowed return on equity from 13% to 11.25%. More significantly, the VPSB denied the recovery by the Company of $5.48 million in costs related to its long-term Hydro-Quebec power contract. The decision stated that the Company had been imprudent in locking-into the power contract in August 1991 and that the contract power would not be used and useful to utility customers to the extent that power costs, after accounting for the imprudence disallowance, were in excess of current estimates of market prices for power. Unless the Order is modified, the Company must accrue its estimate of the loss related to these imprudence and used and useful disallowances.


The Order discussed the VPSB's policies of disallowing the recovery of imprudent expenditures and power contract purchases that it determines not to be used and useful. However, the Order also stated that the methodologies and measures used in this rate case were provisional and applicable in the current proceeding only. The VPSB went on to state that it will schedule subsequent proceedings to examine the appropriate methodologies for measuring the effects of imprudence and calculating the portion of the contract that is not used and useful. If the VPSB were to apply the methodologies and measures used in the Order (or similar methodologies and measures) to future power contract costs, notwithstanding its statement that it will reexamine such matters, the Company would be required under Statement of Financial Accounting Standards No. 5 to record an expense of approximately $180 million based on the estimated future market price of power used by the VPSB in its Order. However, the Company will not be able to estimate the loss to be recorded, if any, until the reconsideration and appeal processes and such subsequent proceedings are completed.

Furthermore, if the VPSB's ruling, that above-market Hydro-Quebec power contract costs are not used and useful and should be shared equally between ratepayers and shareholders, is not modified, then the Company's rates will have been set, effectively, on a basis other than its costs to provide service. This would require the Company to discontinue the application of Financial Accounting Standard 71, resulting in the write-off of regulatory assets and liabilities with a charge to earnings, as an extraordinary item. As of December 31, 1997, the Company had approximately $15 million of net regulatory assets on its balance sheet.

In addition to the Hydro-Quebec power contract disallowances described above, the Order also requires the Company to create a deferred credit for $9.1 million of payments received by the Company in 1997 pursuant to two arrangements with Hydro-Quebec that were designed to decrease the costs of the contract power. The Order, contrary to the VPSB's prior Accounting Order dated December 31, 1996, now requires the Company to amortize this deferred credit over the remaining lives of the related power contracts. Unless the current Order is modified, the Company would be required to expense approximately $8.6 million previously recognized in earnings related to the $9.1 million.

In response to the Order, the rating agencies that rate the Company's fixed income securities have placed the Company's credit ratings on their rating watch or rating outlook with negative or down implications.

     The Company is exploring all legal and regulatory remedies open to it to challenge the VPSB decision, including requesting reconsideration from the VPSB and a direct appeal to the Vermont Supreme Court. The Company believes that the decisions set forth in the Order are inaccurate factually and incorrect legally. The VPSB's ruling, if not changed, would have a significant impact on the Company's reported financial condition and 1998 results of operations and, depending on the outcome of future proceedings to be conducted by the VPSB, could impact the Company's credit ratings, dividend policy and financial viability.





                               SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GREEN MOUNTAIN POWER CORPORATION
                                         Registrant



                              By /s/ E. M. NORSE
                              VICE PRESIDENT, CHIEF FINANCIAL
                              OFFICER AND TREASURER



                              BY /s/ R.J. GRIFFIN
                              CONTROLLER

DATED:  March 12, 1998